SUPPLEMENTAL CONFIRMATION

To:	Intergraph Corporation One Madison Industrial Park Huntsville, AL 35894-0001
From:	Goldman, Sachs & Co.
Subject:	Accelerated Share Repurchase Transaction – VWAP Pricing
Ref. No:	EN50EN000000000
Date:	March 22, 2005

                              The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. ("GS&Co.") and Intergraph Corporation ("Counterparty") (together, the "Contracting Parties") on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

                              The definitions and provisions contained in the Master Confirmation specified below are incorporated into this Supplemental Confirmation.  In the event of any inconsistency between those definitions and provisions and this Supplemental Confirmation, this Supplemental Confirmation will govern.

1.             This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of July 28, 2004 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.             The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	March 22, 2005
Effective Date:

April 30, 2005.  Notwithstanding anything to the contrary in the Master Confirmation, for purposes of this Transaction only, the Valuation Period shall commence on and include the first Scheduled Trading Day following the Effective Date.

Forward Price:

$27.74 per Share.  In a related transaction Counterparty agreed to purchase (exclusive of agreed fees and commissions) a number of Shares equal to the Number of Shares from GS&Co. on the Effective Date at the Forward Price per Share.

Valuation Period:

Notwithstanding anything to the contrary in the Master Confirmation, the following dates shall be excluded from the Valuation Period: May 3, 2005, May 13, 2005, July 28, 2005, October 13, 2005, October 27, 2005, December 7, 2005, January 26, 2006, February 23, 2006, and March 1, 2006.

Valuation Date:	March 21, 2006
Number of Shares:	5,407,354
Termination Price:	$15 per Share
Counterparty Additional Payment Amount:	$0

3.             Counterparty represents and warrants to GS&Co. that neither it (nor any "affiliated purchaser" as defined in Rule 10b-18 under the Exchange Act) have made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date other than the purchase of 6,684 Shares on March 1, 2005.

4.             Acknowledgements:

                Counterparty periodically awards grants of restricted stock to directors, officers and employees.  In general, the holder of such restricted stock has income, and therefore immediate tax obligations, when the applicable restrictions lapse with respect to these shares.  Internal Revenue Service regulations require Counterparty to withhold specified amounts to pay the applicable taxes.  To facilitate the tax withholding, Counterparty's Board of Directors authorized Counterparty to withhold (i.e., repurchase) a number of vesting restricted stock shares sufficient to satisfy the applicable tax withholding obligations on the date the restrictions lapse.  The affected shares are transferred to Counterparty in a private transaction and are not traded on the open market or on any exchange. GS&Co. hereby acknowledges and consents to the foregoing withholding procedures with respect to the identified shares for the satisfaction of Counterparty's tax withholding obligations.  Further, GS&Co. agrees that the use of such withholding procedures shall not be deemed a breach of the Master Confirmation, or any related Supplemental Confirmation, and that Counterparty is authorized to use such withholding procedures to satisfy any applicable tax withholding obligations, notwithstanding any trading restrictions otherwise imposed by the terms of the Master Confirmation, or any related Supplemental Confirmation.

                Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO.

By: /s/ Vanessa Marling_______________ Authorized Signatory

Agreed and Accepted
By:  INTERGRAPH CORPORATION

By:  /s/ Larry J. Laster__________
        Name:  Larry J. Laster
       Title:  Executive Vice President and
                Chief Financial Officer